Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Aethlon Medical, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	457(c) and 457(h)(3)	3,000,000	(2)	$0.39	(3)	$1,170,000	0.00015310	$179.13
Total Offering Amounts							$1,170,000		179.13
Total Fees Previously Paid									-
Total Fee Offsets									-
Net Fee Due									$179.13

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional shares of common stock, par value $0.001 per share (“Common Stock”), of Aethlon Medical, Inc. (the “Registrant”) that become issuable under the Registrant’s 2020 Equity Incentive Plan (as may be amended from time to time, the “2020 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Represents shares of Common Stock that were added to the shares authorized for issuance under the 2020 Plan pursuant to that amendment to the 2020 Plan, dated September 27, 2024, as approved by the Registrant’s board of directors and stockholders.

(3)	This estimate is made pursuant to Rule 457(c) and Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee. The proposed maximum offering price per share is based upon the average of the high and low prices of the Common Stock on November 14, 2024, as reported on the Nasdaq Capital Market.